UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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ALLIQUA, INC.
(Name of Registrant as Specified In Its Charter)

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ALLIQUA, INC.
2150 Cabot Boulevard West
Langhorne, Pennsylvania
Telephone: (215) 702-8550

September 19, 2013

Dear Shareholder:

The Board of Directors (the “Board”) of Alliqua. Inc. has been conducting a consent solicitation campaign to obtain shareholder approval for an amendment to our articles of incorporation to increase the number of authorized shares of our common stock from 500,000,000 to 2,000,000,000 (the “Proposal”).

The Board has received a favorable response from the shareholders who have submitted their consent. However, significant additional participation is necessary to approve the Proposal as the holders of less than 50% of the outstanding shares of common stock have responded. As such, the Board has extended the consent solicitation period until October 1, 2013 in order to solicit additional consents to the Proposal.

The Board recommends that you submit a written consent “FOR” the Proposal.

* * * * *

Returning your written consent is easy and takes only a few moments of your time. Choose one of the following methods:

1. Return your consent by mail. You may submit your written consent by completing, dating, and signing the written consent form that was mailed to you on or about August 29, 2013 and returning it in the reply envelope that was enclosed.

2. Return your consent via fax.  You may submit your written consent by completing, dating, and signing the written consent form that was mailed to you on or about August 29, 2013 and returning it by fax to 202-521-3464.

3. Consent online.  You may submit your consent online at https://www.iproxydirect.com/ALQA.

4. Consent by phone.  You may submit your consent by phone at 1-866-752-VOTE (8683).

Your consent is important no matter how many shares you own. Please return your consent immediately to be sure your consent is received by October 1, 2013.

Thank you for your participation and your support of our company.

Sincerely,

 /s/ David I. Johnson

 David I. Johnson

 Chief Executive Officer